May 2007	Pricing Sheet dated May 16, 2007 relating to Preliminary Terms No. 277 dated May 2, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Trigger PLUS based on the MSCI EAFE Index® due May 20, 2012
Trigger Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – M a y 1 6, 2 0 0 7
Issuer:	Morgan Stanley
Maturity date:	May 20, 2012
Underlying index:	MSCI EAFE Index®
Aggregate principal amount:	$16,398,000
Payment at maturity:

■   If the final index value is greater than the initial index value:

$1,000 + ($1,000 x upside leverage factor x index percent increase).

■  If the final index value is less than or equal to the initial index value but the index value has not decreased to or below the trigger level at any time on any day during the observation period:

$1,000.

■  If the final index value is less than or equal to the initial index value and the index value has decreased to or below the trigger level at any time on any day during the observation period:

$1,000 times the index performance factor.

This amount will be less than or equal to the stated principal amount of $1,000, which may result in a loss of some or all of your investment.

Upside leverage factor:	130%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,232.74, the closing value of the MSCI EAFE Index® as published on the Bloomberg page “MXEA” on the index business day immediately following the pricing date.
Final index value:	The closing value of the MSCI EAFE Index® on the index valuation date.
Index value:	The value of the MSCI EAFE Index® at any time (including at the open and close of trading for the MSCI EAFE Index® ) during regular trading hours on each index business day, as published on the Bloomberg page “MXEA” or any successor page.
Index valuation date:	May 17, 2012, subject to adjustment for certain market disruption events.
Index performance factor:	(final index value / initial index value)
Trigger level:	1,562.918, 70% of initial index value
Observation period:	The period of regular trading hours on each index business day on which there is no market disruption event with respect to the MSCI EAFE Index® from but excluding the pricing date to and including the index valuation date.
Interest:	None
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	May 16, 2007
Original issue date:	May 23, 2007 (5 business days after the pricing date)
CUSIP:	617446H77
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Trigger PLUS	$1,000	$25	$975
	Total	$16,398,000	$409,950	$15,988,050
(1) For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

“MSCI EAFE Index®” is a trademark of Morgan Stanley Capital International Inc., which we refer to as MSCI, and has been licensed for use by Morgan Stanley. The Trigger PLUS are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the Trigger PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 277 dated May 2, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.